Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-114095
Pricing Supplement Number 84 Dated 09/20/2004
(To: Prospectus Dated June 17, 2004, as supplemented by Prospectus Supplement Dated June 18, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RSM9	$3,255,000.00	100%	1.000%	$3,222,450.00	FIXED	3.550%	MONTHLY	09/15/2009	10/15/2004	$2.17	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RSN7	$5,076,000.00	100%	1.400%	$5,004,936.00	FIXED	4.400%	QUARTERLY	09/15/2013	12/15/2004	$10.02	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RSP2	$7,779,000.00	100%	2.000%	$7,623,420.00	FIXED	5.125%	MONTHLY	09/15/2019	10/15/2004	$3.13	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 09/15/2009 and every coupon date thereafter.. The General Electric Capital Corporation Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 09/15/2009 at a redemption price equal to 100% of the principal amount of the General Electric Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RSQ0	$8,264,000.00	100%	2.000%	$8,098,720.00	FIXED	5.350%	SEMI-ANNUAL	09/15/2022	03/15/2005	$25.56	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 09/15/2008 and every coupon date thereafter.. The General Electric Capital Corporation Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 09/15/2008 at a redemption price equal to 100% of the principal amount of the General Electric Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Trade Date: September 20, 2004 @12:00 PM ET
Settle Date: September 23, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services, Inc., Wachovia LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

General Electric Capital Corporation $15,626,271,000.00 GE Capital InterNotes* InterNotes Prospectus Supplement Dated 18-Jun-04